Silver Star Properties REIT, Inc. Discloses Hartman “Hush Money”

June 16, 2025

Dear Valued Shareholder,

Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) remains firmly committed to transparency, ethical leadership, and protecting the interests of our shareholders. Today, we must share a serious discovery involving former CEO and Chairman, Al Hartman. This message is one of the most difficult and heartbreaking things we have had to do in this already messy proxy fight, but we are obligated to tell you. We will not let Hartman hide from the truth and take advantage of you again.

Corporate Hush Money Payments For Consideration of a Director Vote:

BREAKING NEWS

Disturbing information has been uncovered regarding Hartman and his deviant behavior. Hartman is a former director that was removed by your vote in 2024. His mismanagement and malfeasance as CEO were the major reasons he was ousted, at the time. You will remember that he took $200,000 from the Company as a sneaky dividend while he suspended dividends to you. The Company had to fight hard to force him to return those funds. That conduct alone is enough to disqualify him to run Silver Star or any other company. But discovery of another transaction to cover for his misdeeds and self-righteousness defies comprehension.

An incident was reported to the Company by an employee involving Hartman exposing himself sometime in 2021. The facts were investigated and are undisputed. The disgusting behavior resulted in a settlement between the employee and the Company in 2022. Both took place during Hartman’s tenure as CEO and Chairman of the Board. Your Board of Directors was not aware of the money involved until now. A settlement agreement with a confidentiality provision bought the employee’s silence and release of Hartman and the Company for $185,000. To put the scale in perspective: this improper $185,000 payment is significantly greater than the $130,000 “hush money” payment that has drawn national scrutiny in an unrelated high-profile matter. We cite this not to sensationalize but to make clear the gravity of what occurred – shareholder money was misused to cover up misconduct, bypass oversight, and bury accountability.

Hartman knows no boundaries; he believes that he is above the rules and has no conscientious scruples for propriety. How many times will you allow Hartman to engage in self-dealing and manipulation of your Company with abandon? He promised that he would get the Company listed on a major market; he promised you he would give you a return on your investment. He promised that he would be honest and be a good steward of your money. And he closed his communications with a prayer. Where was his prayer for the employee? Where is his prayer when he takes your money without authorization? His misdeeds have cost you millions and we are still just scratching the surface.

Turning the Page with Purpose

Al Hartman no longer serves in any role with Silver Star. It needs to stay that way. You decisively removed him from the Board in January 2024. However, the shadow of his tenure lingers—in the form of financial irregularities, poor maintenance, legal disruptions, and trust erosion.

But we are not here to relive the past. We are here to correct it—and build something stronger in its place.

Under Gerald Haddock’s leadership and with the guidance of a reconstituted, independent Board, we are charting a bold course forward: a strategic pivot to self-storage that is grounded in real market opportunity, long-term growth potential, and operational transparency.
This is the moment to choose governance over retaliation. Strategy over liquidation. Stability over disruption.

Reject the Noise. Defend the Facts. Protect Your Investment.

In the coming days, you may continue to hear misleading narratives intended to divide shareholder support. But we urge you to stay focused on the facts:
•Al Hartman misused shareholder funds for personal reasons.
•He no longer holds any role at Silver Star.
•We are disclosing this now because we refuse to conceal what matters.
•Your current Board and management team are acting decisively—because your investment deserves nothing less.

Protect Your Investment. Reject Misinformation. Vote for the Future.
✔️ Vote FOR the self-storage strategy
✔️ Vote FOR Directors Haddock, Still, and Tompkins
✔️ Vote FOR long-term growth and ethical leadership

A vote against this plan opens the door to forced liquidation—where distressed properties are sold below market value, where your return will be infinitesimal, if at all, and where past dysfunction is rewarded.

We’ve come too far to turn back now. Let’s move forward with the facts, with integrity, with transparency and with your trust at the center of everything we do.

Voting instructions have been sent via email and mail. Or vote securely now at: https://web.viewproxy.com/silverstarreit/2025

Thank you for your continued confidence in this Board, this leadership team, and the future we are building together.

Sincerely,
Investor Relations
investorrelations@silverstarreit.com
📞 877-734-8876
🌐 www.silverstarreit.com

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of May 29, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 1,172,436 shares, or 1.74%, of Silver Star common stock. Allen Hartman beneficially owned approximately 5,006,412 shares, or 7.43%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the

Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.